UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 5, 2009

BRAND NEUE CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53318	98-0560939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 S.E. Executive Drive, Suite 13 Bentonville, Arkansas	72712
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 845-0109

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)   On September 29, 2009, Brand Neue Corp. (the “Company”) entered into a Consulting Agreement with John J. Ryan III, the Company’s President (the “Ryan Agreement”). Under the terms of the Ryan Agreement, Mr. Ryan will provide certain marketing and sales services to the Company for a term of one year with automatic one-year renewal terms.  The Company will compensate Mr. Ryan through a grant of stock options and payment of sales commissions as follows: (a) upon the creation and approval of an option plan, the Company will grant Mr. Ryan an option to purchase 1,000,000 shares of common stock of the Company, and (b) payment of sales commissions of between 3% and 10% based on sales transactions initiated and managed by Mr. Ryan that results in revenue to the Company.

In addition, on September 30, 2009, the Company entered into a Consulting Agreement with Adi Muljo, the Company’s Chief Executive Officer and Chairman (the “Muljo Agreement”). Under the terms of the Muljo Agreement Mr. Muljo will provide certain marketing and sales services to the Company for a term of one year with automatic one-year renewal terms.  The Company will compensate Mr. Muljo through a grant of stock options and payment of sales commissions as follows: (a) upon the creation and approval of an option plan, the Company will grant Mr. Muljo an option to purchase 1,250,000 shares of common stock of the Company, and (b) payment of sales commissions of between 3% and 10% based on sales transactions initiated and managed by Mr. Muljo that results in revenue to the Company.

The Ryan Agreement and Muljo Agreement are attached to this report as Exhibit 10.1 and Exhibit 10.2 and the terms and conditions are incorporated herein. The foregoing statement is not intended to be a complete description of all terms and conditions.

Section 9-Financial Statements and Exhibits

Item 9.01       Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
10.1	Consulting Agreement with John J. Ryan III dated September 29, 2009

10.2	Consulting Agreement with Adi Muljo dated September 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND NEUE CORP.

Date: October 5, 2009	By:	/s/ Adi Muljo
Adi Muljo
Chief Executive Officer
(Duly Authorized Officer)